EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Pete Buzy Chief Financial Officer (410) 740-0081

MARTEK ANNOUNCES THIRD QUARTER FINANCIAL RESULTS
REVENUES OVER $47 MILLION; EARNINGS OF $5 MILLION

COLUMBIA, MD – September 8, 2004: Martek Biosciences Corporation (NASDAQ:MATK) today announced its financial results for the third quarter and nine months ended July 31, 2004. For the third quarter of 2004 (3rd Qtr 04), revenues of $47.3 million were achieved, up from $29.1 million for the 3rd Qtr 03, and for the nine months ended July 31, 2004 (04 YTD), revenues of $124.8 million were achieved, up from $76.1 million for 03 YTD. For the 3rd Qtr 04, Martek earned net income of $5.0 million, or $0.16 per diluted share, compared to net income of $4.6 million or $0.16 per diluted share in the 3rd Qtr 03. For 04 YTD, Martek earned net income of $11.8 million, or $0.38 per diluted share, compared to net income of $9.8 million or $0.37 per diluted share for 03 YTD.

“Martek has been able to overcome production problems created by the fire at DSM’s U.S. facility and still achieve a 63% quarterly revenue growth. New production capacity coming on-line as well as increased efficiencies and economies of scale should allow rapid growth to continue with increasing gross profit margins in the coming quarters. “ stated Henry “Pete” Linsert, Jr., Chief Executive Officer of Martek.

3rd Qtr Consolidated Financial Results

Total revenues for the 3rd Qtr 04 were $47.3 million, an increase of $18.2 million or 63% over the 3rd Qtr 03. A significant portion of this increase is due to higher sales of nutritional products to the Company’s infant formula licensees (For a history of the Company’s nutritional product sales by quarter see the chart at http://www.martekbio.com/images/corporatePages/VU79P.gif). Approximately 90% of Martek’s 3rd Qtr 04 nutritional product sales were generated from sales of docosahexaenoic acid (DHA) and arachidonic acid (ARA) to four of the Company’s infant formula licensees: Mead Johnson, Wyeth, Abbott Laboratories and Nestle. Supplemented term infant formulas manufactured by three of these companies were introduced in the U.S. in 2002, and Nestle launched a supplemented formula in the U.S. in 2003. Also included in Martek’s 3rd quarter revenues were $3.3 million related to contract manufacturing revenues generated by the former FermPro business in Kingstree, SC, which was acquired in September 2003. Significant revenue growth is projected by the Company for fiscal years 2005 and 2006. In order to maximize the profitability of these revenues and ensure a sufficient infrastructure exists to support this growth, Martek has recently expanded both the research and development and selling, general and administrative areas within the Company. See below for additional discussion.

Consistent with the prior two quarters of fiscal 2004, during the 3rd quarter, the Company satisfied as much customer demand as possible, while, at times, sacrificing cost efficiencies. As such, gross profit margin on total revenues decreased to 38% during the 3rd Qtr 04, from 42% for the 3rd Qtr 03, but improved from the gross profit margin of 35% realized in the 2nd Qtr 04. The decrease from 3rd Qtr 03 resulted from the Company’s continued use of air freight in connection with ARA shipments from Europe and internal production inefficiencies in connection with the commencement of DHA manufacturing at the Kingstree plant. The gross profit margin for the current quarter was also impacted by an increase in the Company’s overall cost of ARA due to the decline in the U.S. dollar against the euro; however, such impact was largely offset by the benefits of certain DHA production improvements recently developed and an insurance receipt by Martek of approximately $1 million associated with the fire incident at DSM. We expect our gross profit margins in the 4th Qtr 04 to continue to reflect the benefits of the newly implemented production methods and expect the impact of the negative factors noted above to be greatly mitigated by the end of Martek’s fiscal year. Gross profit margin for the 3rd Qtr 04 compared to the 3rd Qtr 03 also includes the impact of $3.3 million of lower margin contract manufacturing revenues related to the former FermPro business.

Research and development expenses increased by $1.5 million or 42% in the 3rd Qtr 04 compared to the 3rd Qtr 03. The increase is primarily the result of the additional resources directed toward our continuing efforts to lower our DHA production cost by increasing our fermentation production yields and developing new downstream processing techniques. In addition, costs were incurred in connection with the development of DHA products for the food and beverage industry and exploration of new DHA applications as well as in the long-term development of plant-based DHA under the collaboration agreement with SemBioSys.

Selling, general and administrative expenses increased by $2.8 million or 67% during the 3rd Qtr 04 over the 3rd Qtr 03. Of this increase, approximately $800,000 relates to our Kingstree, SC plant acquired in September 2003, for which an administrative infrastructure has been added to support the new facility and its expansion. The remaining increase is primarily due to additional personnel and insurance costs required to accelerate and manage the Company’s overall growth. Specifically, the Company has increased staffing in its business development, food and beverage sales and marketing and finance departments.

Other operating expenses totaled $1.6 million and $200,000 in the 3rd Qtr 04 and 3rd Qtr 03, respectively. These expenditures related primarily to production start-up costs associated with the expansion at our Kingstree, SC facility and qualifications of certain third-party manufacturers as well as expenses related to the Winchester wastewater treatment matter. We anticipate continuing to incur these types of expenses for the remainder of fiscal 2004.

Net income of $5.0 million, or $0.16 per share on a diluted basis, was realized in the 3rd Qtr 04, compared to net income of $4.6 million, or $0.16 per share on a diluted basis for the 3rd Qtr 03.

Year-to-date Consolidated Financial Results

Total revenues for 04 YTD were $124.8 million, an increase of $48.7 million or 64% over 03 YTD, due primarily to higher sales of nutritional products to the Company’s infant formula licensees. Gross profit margin decreased to 37% for 04 YTD, from 41% for 03 YTD, primarily due to higher freight costs and unfavorable exchange rate fluctuations, both related to our ARA costs from DSM. Research and development expenses increased by $4.0 million or 42% in 04 YTD compared to 03 YTD due to the commencement of various development projects. Selling, general and administrative expenses increased by $7.4 million or 66% in 04 YTD over 03 YTD due primarily to increased personnel and insurance costs required to support the Company’s growth as well as the addition of our new Kingstree, SC facility. Other operating expenses, as described above, of $2.7 million and $1.3 million, were incurred in 04 YTD and 03 YTD, respectively. Net income of $11.8 million, or $0.38 per diluted share was realized for 04 YTD, compared to net income of $9.8 million, or $0.37 per diluted share for 03 YTD.

The Company used cash flow from operations of $2.0 million for 04 YTD. This use of cash was primarily the result of the continued buildup of DHA inventory. Due to a shortage of ARA, this additional DHA inventory could not be blended with ARA for sales to infant formula manufacturers during the 3rd Qtr 04, but now well positions Martek to respond to the expected demand for DHA-only applications such as the pregnancy and lactation market and provides the Company with certain protection from future unanticipated DHA inventory shortfalls. Capital expenditures for 04 YTD were $153.1 million, the majority of which were related to the expansion of the newly acquired Kingstree, SC facility to increase output of the Company’s nutritional oils. The Company generated cash flow from financing activities of $103 million primarily due to borrowings under the Company’s revolving credit facility and proceeds from the exercise of stock options and the issuance of common stock. At the end of the quarter, Martek had approximately $37.7 million in cash, cash equivalents and short-term investments, a decrease of $59.2 million from October 31, 2003. In order to meet its capital needs, the Company may raise capital in the public or private markets, in the form of debt or equity, in the coming quarters.

As noted above, the Company continues to add manufacturing capacity and generally expand its business to meet market demand for its products. In order to support this expansion, Martek has increased overall staffing levels. As of July 31, 2004, the Company employed 518 full-time employees, of which 153 have been hired during the first nine months of fiscal 2004, including 126 whose focus relates to production or research and development activities.

Recent Highlights

Recent events impacting Martek include:

•	Production and Supply of Nutritional Oils – Since fiscal 2003, the demand for our nutritional oils for use in infant formula products has significantly exceeded production capacity. These shortfalls have resulted from an acceleration of such demand over what our customers had projected coupled with a shortage of ARA production capacity from DSM that began in the first quarter of fiscal 2004. Martek has historically produced the DHA component at its Winchester, KY facility and purchased the ARA component from DSM at its Capua, Italy plant. The Company is in the process of a significant production expansion including additional ARA production from DSM. Our expansion initiatives include the following:

º	Expansion of Kingstree production facility – During the 3rd Qtr 04, Martek continued its extensive expansion at its Kingstree, SC location for the fermentation and processing of the Company’s nutritional oils. The overall expansion is expected to cost $170 - $180 million when complete. Certain components of the initial phase of the expansion commenced commercial operation during the 3rd Qtr 04 with other components of this phase, including the fermentation area, expected to commence commercial operation and generate products available for sale in the 4th Qtr 04. Upon completion of the second expansion phase in 2nd Qtr 05, Martek’s DHA production capacity should triple over current levels.

º	Production at DSM’s Belvidere Facility – In May 2004, a fire occurred at the Belvidere, New Jersey manufacturing plant of DSM causing a temporary shutdown of the ARA production line. In June 2004, DSM restarted the production line at the Belvidere facility. Since that time, Belvidere has continued to increase its monthly output of ARA. It is anticipated that by the end of fiscal 2004, Martek will be receiving approximately 40% of its ARA from DSM’s Belvidere facility with that percentage expected to grow in the future.

•	New toddler “follow-on” product – Two infant formula manufacturers have launched a new toddler product supplemented with Martek’s DHA and ARA. The new lines are formulated to meet the nutritional needs of children from nine to twenty-four months of age, and are the first of their kind in the U.S. to be fortified with DHA and ARA.

•	New Vice President of Marketing — In August 2004, David Ross joined Martek as Vice President of Marketing and Sales. Prior to joining Martek, Mr. Ross spent 25 years at Merck & Co., most recently serving as Vice President, Marketing in the Merck Vaccine Division since 1999. In this position, he was responsible for the worldwide marketing and development of portfolio vaccine products which generated annual revenues totaling approximately $1 billion. Mr. Ross received his M.S. in Industrial Administration from Purdue University and his B.S. degree in Microbiology and Public Health from Michigan State University.

•	DHA Alzheimer’s Animal Study – In September 2004, the results of an animal study conducted by the UCLA School of Medicine of the effects of Martek’s DHA on the advancement of Alzheimer’s disease in laboratory mice were published in the journal Neuron. The study found that a diet rich in DHA significantly lessened the memory loss and cell damage caused by Alzheimer’s disease in laboratory mice. These findings add to the evidence that DHA may play a role in countering the progression of Alzheimer’s disease in humans.

Investor Conference Call Webcast

Investors may listen to Martek’s senior management discuss the Company’s quarterly earnings and other current business issues on Wednesday, September 8, 2004 at 4:45 p.m. EDT by accessing Martek’s website at www.martekbio.com, selecting the “Investors” tab, choosing “Live Webcast” and following the related instructions. The webcast will be available for replay through the close of business on September 22, 2004.

General

Sections of this release contain forward-looking statements concerning, among other things: (1) expectations regarding future revenue growth, product introductions, growth in nutritional product sales, production expansion, margin and productivity improvements, applications and potential collaborations; (2) expectations regarding sales to infant formula licensees; (3) expectations regarding future efficiencies in manufacturing processes and the costs of production of nutritional oils and purchase of third-party manufactured oils; and (4) expectations regarding production capacity and the cost of expansion. These statements are based upon numerous assumptions which Martek cannot control and involve risks and uncertainties that could cause actual results to differ. These statements should be understood in light of the risk factors set forth above and in the Company’s filings with the Securities and Exchange Commission, including, but not limited to our Form 10-K for the fiscal year ended October 31, 2003 and other filed reports on Form 10-Q and Form 8-K.

About Martek

Martek Biosciences Corporation develops, manufactures and sells products from microalgae. The Company’s products include: (1) specialty, nutritional oils for infant formula that aid in the development of the eyes and central nervous system in newborns; (2) nutritional supplements and food ingredients that may play a beneficial role in promoting mental and cardiovascular health throughout life; and (3) new, powerful fluorescent markers for diagnostics, rapid miniaturized screening, and gene and protein detection.

MARTEK BIOSCIENCES CORPORATION

Summary Consolidated Financial Information
(Unaudited — $ in thousands, except share and per share data)

Consolidated Statements of Income Data

	Three months ended July 31,		Nine months ended July 31,
	2004	2003	2004	2003
Revenues:
Product sales:
Nutritional product sales	$43,396	$28,748	$112,331	$75,183
Fluorescent detection product sales	561	292	1,809	754

Total product sales	43,957	29,040	114,140	75,937
Contract manufacturing sales	3,273	—	10,350	—
Other revenue	107	75	342	170

Total revenues	47,337	29,115	124,832	76,107

Costs and expenses:
Cost of product sales	26,264	17,017	70,042	45,001
Cost of contract manufacturing sales	2,912	—	8,549	—
Research and development	4,932	3,482	13,660	9,628
Selling, general and administrative	6,872	4,115	18,750	11,316
Restructuring reversal	—	—	—	(250)
Other operating expenses	1,587	247	2,691	1,313

Total costs and expenses	42,567	24,861	113,692	67,008

Income from operations	4,770	4,254	11,140	9,099
Other income, net	241	349	651	656

Income before income taxes	5,011	4,603	11,791	9,755
Income tax expense	—	—	30	—

Net income	$5,011	$4,603	$11,761	$9,755

Basic earnings per share	$0.17	$0.17	$0.41	$0.39

Diluted earnings per share	$0.16	$0.16	$0.38	$0.37

Shares used in computing basic earnings per share	29,270,301	27,050,781	28,936,660	24,793,415
Shares used in computing diluted earnings per share	31,168,113	29,399,615	31,105,821	26,544,481

Consolidated Balance Sheet Data

	July 31,	October 31,
	2004	2003
		(Audited)
Assets:
Cash, cash equivalents and short-term investments	$37,723	$96,971
Other current assets	61,751	41,373
Property, plant and equipment, net	236,916	88,314
Goodwill and other long-term assets, net	82,259	68,865

Total assets	$418,649	$295,523

Liabilities and stockholders’ equity:
Current liabilities	$36,659	$32,126
Non-current liabilities	97,845	19,433
Stockholders’ equity	284,145	243,964

Total liabilities and stockholders’ equity	$418,649	$295,523

Consolidated Cash Flow Data

	Nine Months Ended July 31,
	2004	2003
Operating activities:
Net income	$11,761	$9,755
Non-cash items	5,908	3,971
Changes in operating assets and liabilities, net	(19,654)	(2,401)

Net cash (used in)/ provided by operating activities	(1,985)	11,325

Investing activities:
Purchase of property, plant and equipment	(153,093)	(20,459)
Cash impact of purchase transactions	(231)	940
Capitalization of intangible and other assets	(6,967)	(908)

Net cash used in investing activities	(160,291)	(20,427)

Financing activities:
Proceeds from the exercise of warrants and options	17,222	10,881
Proceeds from the issuance of common stock, net	11,281	83,341
Borrowings under revolving credit facility	77,000	—
Repayments of notes payable and other	(2,475)	(107)

Net cash provided by financing activities	103,028	94,115

Net change in cash, cash equivalents and short-term investments	(59,248)	85,013
Cash, cash equivalents and short-term investments, beg of period	96,971	22,419

Cash, cash equivalents short-term investments, end of period	$37,723	$107,432

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